EXHIBIT 99.1
                                                                    ------------

 Chattem Announces Agreement to Acquire Certain Consumer Brands from Johnson & Johnson and the Consumer Healthcare Business of Pfizer Inc.


    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Oct. 6, 2006--Chattem, Inc. (NASDAQ: CHTT) - a leading marketer and manufacturer of branded consumer products, today announced that it has entered into an agreement to acquire the U.S. rights to five leading consumer and over-the-counter ("OTC") brands from Johnson & Johnson and the consumer healthcare business of Pfizer Inc. for $410 million in cash. The transaction is subject to review and approval by the Federal Trade Commission and certain closing conditions, including the acquisition by Johnson & Johnson of the consumer healthcare business of Pfizer Inc, which is expected to close by the end of 2006.

    The brands being acquired are:

    - ACT, an anti-cavity mouthwash/mouth rinse;

    - UNISOM, an OTC sleep aid;

    - CORTIZONE, a hydrocortisone anti-itch product;

    - KAOPECTATE, an anti-diarrhea product; and

    - BALMEX, a diaper rash product.

    These brands are being divested in connection with the acquisition by Johnson & Johnson of Pfizer Consumer Healthcare and certain regulatory requirements in connection with that acquisition.

    "This acquisition will provide our Company enduring brands that mirror our corporate strategy and enhance the level of the Company's long-term growth potential," said Zan Guerry, chairman and chief executive officer. "Each of these brands has a leadership position within its category, a loyal consumer base and a brand name with staying power. These brands are responsive to advertising and can be extended with new products, which plays perfectly into our proven track record of growing brands through innovation and advertising," continued Guerry. "Strategic acquisitions have always been an important source of growth for Chattem and this acquisition represents a unique, exciting opportunity for us."

    The addition of these leading brands expands Chattem's diverse portfolio of high quality brands into several new niche categories and represents an excellent strategic fit with Chattem's existing brands. The acquisition will be accretive to Chattem's earnings per share in fiscal 2007 and provides excellent long-term growth opportunities for both sales and earnings.

    "The Company expects to rapidly and smoothly integrate these brands into the Chattem portfolio and drive incremental growth from advertising and new product development. We have a proven track record of successful integrations, as demonstrated by our past acquisitions of Thompson Medical and Selsun Blue," stated Bob Bosworth, president and chief operating officer. "We believe that an acquisition of this magnitude containing such quality brands is an excellent use of our capital to create value for our shareholders."

    To fund the transaction, Bank of America has provided a commitment letter for a $425 million term loan facility. Merrill Lynch & Co. is acting as a financial advisor to Chattem with respect to the transaction.

    Conference Call and Webcast

    Zan Guerry, chairman and chief executive officer, and Bob Bosworth, president and chief operating officer, will conduct a conference call with investors to be held at 8:30 AM eastern time on Friday, October 6, 2006. The dial-in number for the call is
800.573.4752 or 617.224.4324 (international callers) with pass code 99208425 and the number for the replay, available through October 19, 2006 is 888.286.8010 or 617.801.6888 (international callers) with pass code 51651673.

    A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Chattem website at www.chattem.com and clicking on "Webcasts/Presentations" in the Investor Relations section or www.streetevents.com. A replay will also be available at these websites.

    About Chattem

    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. Chattem's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. Chattem's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit Chattem's website: www.chattem.com.

    Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chattem to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 2005 and the other documents Chattem files with the SEC from time to time. Chattem undertakes no duty to update its forward-looking statements, including any such statements regarding the expected economic benefits resulting from the acquisition.

    CONTACT: Chattem, Inc.
             Catherine Baker, Investor Relations, 423-822-3209